================================================================================
     As filed with the Securities and Exchange Commission on April 7, 2000
                                                    Registration No. 333-_______

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ________________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                           ________________________

                                  eLOT, INC.
            (Exact name of registrant as specified in its charter)
     VIRGINIA                                                 86-0449210
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


             301 Merritt 7 Norwalk, Connecticut 06851 203-840-8600
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           Barbara C. Anderson, Esq.
         Senior Vice President, Law and Administration, and Secretary
                                  eLOT, Inc.
                                 301 Merritt 7
                    Norwalk, Connecticut 06851203-840-8600
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                   Copy to:

                            Thurston R. Moore, Esq.
                               Hunton & Williams
                               Riverfront Plaza
                             951 East Byrd Street
                           Richmond, Virginia  23219
                                (804) 788-8200


  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

------------------------------------------------------------------------------------------------------------
                                                                             Proposed
                                                         Proposed             Maximum
                                   Aggregate              Maximum            Aggregate         Amount of
  Title of Each Class of          Amount to be         Offering Price        Offering         Registration
Securities to be Registered        Registered          Per Unit(1)(2)        Price(1)            Fee(2)
------------------------------------------------------------------------------------------------------------
        Common Stock,
        $.01 par value               421,354               $4.5315           $1,909,366           $505
------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.

(2) The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on April 4, 2000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED APRIL 7, 2000

                                   eLOT, INC.

                         421,354 Shares of Common Stock


     This Prospectus relates to the offer and sale from time to time of up to 421,354 shares of our common stock that we have issued or that we may issue to certain selling shareholders named in this Prospectus. We will not receive any of the proceeds from any sale of shares by the selling shareholders, but we have agreed to bear the expenses of registration of the shares by this Prospectus.

     The common stock is traded on the Nasdaq National Market under the symbol "ELOT." The last sale price of the common stock on the Nasdaq National Market on April 6, 2000 was $3.9375.

                             ____________________

THE SHARES REGISTERED HEREBY INVOLVE A HIGH LEVEL OF INVESTMENT RISK. YOU SHOULD INVEST ONLY IF YOU CAN AFFORD A COMPLETE LOSS: SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ____________________


     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


               The date of this Prospectus is ________ __, 2000.

                                  THE COMPANY

     We, through our wholly-owned subsidiary, eLottery, Inc., are pursuing opportunities to become a web-based retailer of lottery services and to license our systems and services to state and international lotteries. We develop, provide and maintain Internet, Intranet, telephone, communications, accounting, banking, database and other applications and services to facilitate the electronic sale of new and existing lottery products worldwide. Using our past experience and market-tested products, we are committed to leading the governmental lottery industry into the e-commerce market. On November 9, 1999, we launched eLotteryFreeWay.com, a "sticky" website designed to attract, aggregate, entertain, register, retain and derive revenue from an Internet-based community who we believe will be highly predisposed to playing and purchasing lottery tickets. eLotteryFreeWay.com is a lottery portal that allows registered players the opportunity to earn "e-points" that are redeemable for cash and merchandise. We have positioned ourselves to become a leader in the area by addressing the many complex legal, political and social issues facing governmental lotteries as they react to the significant market changes signaled by the rapid growth in Internet sales. We have developed, installed and operated Internet, Intranet, telephone, communications, accounting, banking, database and other applications and services to facilitate the electronic sale of new and existing lottery products worldwide.

     We have developed proprietary lottery technologies designed to take advantage of the impact that we believe recent advances in telecommunications and computers will have on the nature and delivery of lottery products and the support systems necessary to administer them. We believe we are the first to develop and operate secure, integrated Internet, Intranet and telephone lottery gaming systems. Our Internet and Intranet systems provide for the electronic sale and support of both periodic and instant draw lottery games and instant electronic "scratch-off" games. Using our systems, lotteries will be able to electronically distribute lottery tickets for both periodic and instant draw lottery games over the Internet through our website, eLottery.com, through an Intranet, through telephone networks, and through stand-alone custom-designed electronic lottery terminals. We believe that the electronic distribution of lottery tickets through these systems will increase sales for lotteries because the systems make the purchase of tickets easier and use technology to enhance the lottery gaming experience. Subject to applicable law, the eLottery.com website can contain links to the sites of participating lotteries utilizing our technologies to sell their lottery tickets over the Internet. We also may sell lottery tickets as an agent for certain lottery operators. We believe that our systems provide lotteries with numerous advantages relative to traditional means of distribution, including:

     .  player tracking ability,

     .  sale of tickets over the Internet,

     .  entertaining fast-play instant games and

     .  access to new and more demographically attractive market segments.

     We believe that the combination of the advantages of Internet commerce and our ability to customize our systems will result in eLottery becoming an agent and leading provider of products and services for the lottery industry.

     We are committed to leading the governmental lottery industry into the e-commerce market. Consequently, we also have developed transitional e-commerce solutions for governmental lotteries that leverage the opportunities presented by the Internet, while simultaneously addressing political, legal and social issues.

     In addition to web-based lottery ticket sales we are pursuing several additional related revenue opportunities. eLottery is targeting Internet advertising and marketing dollars from governmental lotteries. Lotteries worldwide spend billions of dollars annually on promotions with almost none of that being spent on the Internet. Through the use of eLottery's Internet Marketing, Analysis, Research and Communications System (IMARCS), we expect to capture a portion of that market. The IMARCS system also allows eLottery to begin building relationships with the U.S. State lotteries and potential lottery ticket purchasers. We have identified a process that we believe will lead to states permitting web-based lottery ticket sales. The first phase is a contract with a state to begin an Internet marketing program to gather data on customers who both purchase lottery tickets and are Internet users. The next step is to increase the sales of paper tickets through promotions on the Internet. Ultimately if approval from the relevant authorities is received, eLottery can begin selling lottery tickets on the Internet.

     eLottery has already begun generating revenues through advertising and e-commerce transactions on its lottery portal, eLotteryFreeWay.com. eLotteryFreeWay.com offers customers the opportunity to play a variety of games for free and win cash or discounts on merchandise. There are significant potential benefits between eLotteryFreeWay.com and eLottery's goal of selling lottery tickets over the Internet. eLotteryFreeWay.com is a means through which eLottery is building a player base with a high propensity to buy lottery tickets on-net.

     Through the IMARCS system and eLotteryFreeWay.com, eLottery is generating revenues and building a database of customers that are Internet users and play the lottery, the exact demographic eLottery will be targeting for the web-based sale of lottery tickets. At the same time, we are seeking to build a brand name among consumers as well as within the lottery industry.

                                 RECENT EVENTS

GTL

     On March 6, 2000, we announced a strategic alliance agreement with Global Technologies Limited (GTL) to facilitate and develop e-commerce sales and technologies of lottery and other governmental authorized gaming related products. GTL is a technology incubator that develops and manages emerging growth businesses focused on the networking solutions, telecommunications, gaming and e-commerce opportunities. As the first initiative of the strategic alliance, we announced a four-year agreement with GTL under which eLOT will be the exclusive web-based retailer and provider of games for a UK charity lottery. The U.K. charity lottery is authorized by the Gaming Board for Great Britain, with GTL Management Ltd. serving as the operating company on behalf of Inter Lotto (UK) Ltd. The initial lottery product is expected to be Great Britain's first "Pick 3" game called, "The Daily Number." Proceeds will benefit numerous charitable causes. eLottery will receive a cash commission for every ticket sold. Internet sales are expected to start in the second quarter of 2000. The U.
K. charitable lottery will be accessible to England, Scotland and Wales. Sales to residents of jurisdictions outside of Great Britain will not be permitted.

     Additional initiatives under the strategic alliance include jointly marketing the Internet distribution of lottery tickets to additional jurisdictions and examining the feasibility of using our gaming technology by GTL's affiliate company, The Network Connection Inc. for use in that Company's cruise ship, hotel and train market places. The companies also plan to jointly develop lottery applications using wireless technology.

VGTI

     On February 25, 2000, we announced we had entered into a letter of intent to purchase Virtgame.com Corp. (VGTI), a leading provider of Internet enabling technology to the lottery industry. It is anticipated that eLOT may issue up to
3.4 million shares to complete the transaction. The proposed agreement is subject to certain conditions, including the completion of due diligence, the negotiation of definitive agreements, discontinuation of operations of VGTI's Constellation virtual casino and VGTI shareholder approval.

Agreement with Idaho Lottery

     On November 15, 1999, we entered into an exclusive agreement with the Idaho Lottery to provide an Internet communications element to the Idaho Lottery's VIP Club. On January 31, 2000, we unveiled our IMARCS data base marketing solution for lotteries. The IMARCS solution will allow lotteries to communicate directly with players and potential players through advanced Internet technology. The first implementation of the IMARCS solution is through Idaho Lottery's VIP Club.

Agreement with Jamaica Lottery Corporation

     On October 25, 1999, we entered into a software licensing and development agreement and a management agreement with the Jamaica Lottery Corporation, the government-authorized provider of Jamaican government lottery products, and eCaribbean.com, Limited, a Jamaican company that has been designated the exclusive internet retail agent of the Jamaican Lottery Corporation. Under the agreement, we have agreed to customize, license and maintain our proprietary internet lottery software and systems for use in making sales of authorized Jamaican government lottery products to eligible Jamaican citizens and other persons in a manner and under circumstances reasonably believed to comply with applicable law. The agreement has an initial term of ten years and provides for compensation to eLottery of a percentage of the net lottery revenues from sales by eCaribbean.com, Limited, after payment of the prize pool, required governmental and charitable payments, internet service provider fees, and banking fees not charged to customers' accounts. The Jamaica Lottery Corporation and eLottery currently plan to launch internet retail sales of Jamaica Lottery tickets in the second quarter of 2000.

Agreements with International Lottery & Totalizator Systems, Inc.

     We have entered into a Joint Venture Agreement, dated July 13, 1999, with International Lottery & Totalizator Systems, Inc. (ILTS). ILTS provides computerized wagering systems equipment and services to lottery and racing organizations in 18 countries worldwide. eLottery and ILTS will jointly market an on-net lottery to ILTS' international lottery and pari-mutuel customers. The companies are in the process of developing an interface that will allow ILTS' lottery systems to process eLottery's web-based retailing of lottery tickets.

     On March 7, 2000, we entered into a four-year agreement with ILTS to process Internet transactions through the central computer system that ILTS operates on behalf of GTL Management Limited (GTLML), which is scheduled to launch a new on-line lottery to be operated for the benefit of various charities in the United Kingdom. On March 14, 2000, we received approval from the Gaming Board for Great Britain for the initial game and business system for the Internet segment of the United Kingdom charity lottery.

Discontinued Operations

     Effective January 1, 2000, we completed the sale of our computer telephony business to Inter-Tel, Incorporated. The computer telephony business consisted of telephone system sales and services through a national network of independent distributors and company direct sales employees to the small to medium-sized business customer and to smaller locations of large commercial and governmental organizations. The results of the computer telephony business are accounted for as a discontinued operation in the financial statements for the year ended December 31, 1999.

     We have announced our intention to sell our healthcare communications business and our investment in Dialogic Communications Corporation (DCC).
While negotiations are continuing for the sale of the healthcare communications business, the business remains dedicated to developing, manufacturing, selling and servicing communications solutions for healthcare facilities. Nevertheless, because of our intent to sell it, the results of the healthcare communications business are accounted for as a discontinued operation in the financial statements for the year ended December 31, 1999.

     On February 27, 2000, we called for a special meeting of the shareholders of Dialogic Communications Corporation to remove all members of the Board of Directors except Stanley J. Kabala, Chairman and President of eLOT, and replace them with nominees of eLOT. We also announced that we will request the new Board to immediately consider various alternatives designed to maximize value for the shareholders of DCC. eLOT owns 2,186,230 shares of stock in Dialogic Communications Corporation, which we believe represents approximately 51% of the currently outstanding shares of that corporation. Dialogic Communications Corporation is a privately held company headquartered in Franklin, Tennessee that is an established leader in interactive call processing solutions for business, industry and government. DCC has been experiencing significant and sustained profitable growth while investing in a series of products that further advance closed loop communications.

                                 RISK FACTORS

     An investment in the eLOT common stock offered by this prospectus involves a high degree of risk. Before you decide to invest in the common stock offered by this prospectus, you should carefully consider the following risk factors, together with the other information contained in this prospectus.

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing eLOT. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, eLOT's business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

                         RISKS RELATED TO OUR COMPANY

We are subject to government regulation and legislation on the gaming industry.

     The gaming market is highly regulated and the competition to secure new contracts is often intense. Awards of government contracts to companies in the industry may be challenged by competitors. Further, governmental authorities may conduct investigations of various types into possible improprieties and wrongdoing in connection with efforts to obtain or the awarding of lottery contracts and related matters. Although we currently have no reason to believe any such investigations might be initiated with respect to eLOT's conduct, such incidents could have a material adverse effect on eLOT's ability to carry out our business plan if they were to occur.

     We believe that as of the date of this registration statement, many federal and state prosecutorial agencies in the United States have taken the position that the provision of Internet gaming services to residents of the United States is subject to existing federal and state laws which generally prohibit the provision of gaming opportunities, except where licensed or subject to exemption. On the other hand, it is the company's understanding that many providers of Internet gaming services to citizens and residents of the United States have taken the position that existing federal and state laws pertaining to the provision of gaming opportunities do not apply to Internet gaming services. Legislation has been introduced to the United States Senate and House of Representatives which, if enacted, would have effectively amended the Federal Wire Statute, codified at 18 U.S.C. (S)1084, to prohibit the provision of Internet gaming operations to residents of the United States with certain exceptions. It is our policy to comply with federal and state laws in the United States pertaining to gaming and at the present time and in the absence of a contract to do so with a state authorized lottery, it is our policy not to offer our Internet gaming services to citizens or residents of the United States.

     Currently, there are two bills pending in Congress that may affect internet lotteries: Senate bill S. 692 ES, also known as the Kyl Bill, and H.R. 3125, or the Goodlatte/McCollum Bill. If passed in their current form, either bill would limit the purchase of lottery tickets via an electronic network to terminals in places open to the general public, and would prohibit the purchase of lottery tickets from a home computer. This prohibition could have a material adverse effect on our ability to carry out our current business plan. In their current forms, which are subject to amendment, neither bill, if passed, would otherwise materially limit the sale of state lottery tickets offered exclusively to state residents, as envisioned by our business plan.

     The Kyl Bill was passed by the Senate on November 19, 1999. The Kyl Bill was referred to the House Judiciary Committee on January 27, 2000 and then to the Subcommittee on Crime on February 3, 2000. The Bill awaits action by the full House. The Goodlatte/McCollum Bill was referred out of the House Judiciary Committee on April 6, 2000 and awaits action by the full House. It is uncertain whether the Kyl Bill, the Goodlatte/McCollum Bill or any bill dealing with Internet lotteries will be passed by both houses of Congress and signed into law. If legislation restricting our ability to carry out our business plan is enacted into law, it could have a material adverse effect on the operations of eLOT.

Our sources of revenue have decreased.

     We have operated independently of the computer telephony business for only a limited time. On December 31, 1999, we completed the sale of our computer telephony business. The computer telephony business generated approximately 74% of our revenues for the year ended December 31, 1999. The healthcare communications business generated the remaining 26% of revenues for the year ended December 31, 1999. We are in the process of attempting to sell the healthcare communications business and our interest in Dialogic Communications Corporation. We have entered into only two contracts pursuant to which our subsidiary, eLottery, will provide capabilities for web-based retail sales of lottery tickets. These contracts have not begun producing revenue for our company. Although we project advertising revenues from our eLotteryFreeWay.com website, the site has not yet produced significant revenue. There can be no assurance that we will ever generate revenue at a sustainable level or that we will ever be profitable. As a result of the sale of the computer telephony and healthcare communications businesses, our revenue base will be significantly smaller than in the past, and we will be required to absorb corporate overhead and other fixed costs effectively in order to succeed in our efforts to profitably expand our internet lottery operations. While we have made significant investments in establishing the eLottery technologies, the future prospects of which we believe are attractive, there can be no assurance as to future prospects.

The market for our products is new, and the growth in market acceptance for these products is uncertain.

     The markets for our Internet-based lottery products have only recently begun to develop, have not been subject to extensive market exposure, are rapidly evolving, and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. If the market develops more slowly than expected or becomes saturated with competitors, or if the company's products do not develop sufficient customer or consumer acceptance, our business, operating results, and financial condition will be materially and adversely affected.

The Internet is characterized by rapid technological changes, and we must adapt quickly to these changes to compete effectively.

     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, to the extent that higher bandwidth Internet access becomes more widely available, we may be required to make significant changes to the design and content of our products. Failure to effectively adapt to these or any other technological developments could adversely affect our business, operating results, and financial condition.

Our company is positioning itself to be concentrated in a single industry.

     Our current operating strategy is to focus on lottery technologies and services, although there can be no assurance that we will be able to consummate the sale of the healthcare communications business. Although we are developing our reward entertainment site, eLotteryFreeWay.com, and the IMARCS system as alternative revenue sources to Internet lottery retailing, and we will seek to develop other lines of business from the existing lottery business, eLOT is subject to risks associated with concentrating on a single industry. Therefore, the adverse effect on our operating revenue resulting from an economic downturn in the lottery industry would be more pronounced than if we had more fully diversified our line of business.

The gaming industry is very competitive.

     The development, licensing and management of gaming technology and the provision of gaming entertainment are highly competitive. The gaming market is served by state and nationally sponsored lotteries and by many domestic and foreign gaming companies, including several large land-based casino companies. A number of large, mature lottery services companies serve both the domestic and international markets. All these competitors have substantially more capital, and therefore broader based resources to apply to technology and marketing than we have. eLOT also competes with other forms of leisure and entertainment activities for the public's disposable income.

Because our eLottery operations are in an early stage of development and have a history of losses, it is difficult to evaluate our business and we may face expenses, delays and difficulties.

     Our current electronic lottery has only a limited operating history upon which an evaluation can be based. Accordingly, our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered by companies in a similarly early stage of development, particularly companies engaged in a new and rapidly evolving markets like online lotteries. We incurred operating losses from continuing operations (excluding non-cash asset impairment and stock compensation charges) of $6.0 million and $3.1 million in the years ended December 31, 1999 and 1998, respectively.

We anticipate continued losses.

     Although we believe that our success will depend in large part upon our ability to generate sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with customers and strategic partners, our revenue may not increase, and we may not achieve or maintain profitability. In particular, we intend to expend significant financial and management resources on product development, sales and marketing, strategic relationships and technology, and operating infrastructure. As a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future.

Our quarterly operating results will fluctuate because of a number of factors, including the reliance on short-term advertising contracts.

     Because we will increasingly be relying on advertising revenues as a part of our business model, our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include:

     .  the level of usage of the Internet;

     .  demand for Internet advertising;

     .  the addition or loss of advertisers;

     .  the level of user traffic on our eLotteryFreeWay.com website;

     . the mix of types of advertising the company sells (targeted advertising generally has higher rates);

     . the amount and timing of capital expenditures and other costs relating to the expansion of eLOT's operations;

     . the introduction of new products or services by the company or its competitors;

     .  pricing changes for Internet-based advertising;

     . the timing of initial set-up, engineering or development fees that may be paid in connection with larger advertising and distribution arrangements;

     .  technical difficulties with respect to the use of our online properties;

     .  costs incurred with respect to acquisitions; and

     . negative general economic conditions and their resulting effects on media spending.

     We may from time to time make certain pricing, service or marketing decisions that may adversely affect our profitability in a given quarterly or annual period.

     We currently derive the majority of our revenues from the sale of advertisements on our eLotteryFreeWay.com website under short-term contracts, which are difficult to forecast accurately. Our expense levels are based in part on expectations of future revenue and, to a large extent, are fixed. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising or sponsorship contracts could have a material adverse effect on our financial results. Our operating expenses are likely to increase significantly over the near term. To the extent that our expenses increase but our revenues do not, our business, operating results, and financial condition may be materially and adversely affected.

     Our advertising revenue is also subject to seasonal fluctuations. Historically, advertisers spend less in the first and third calendar quarters and user traffic on online media properties has historically been lower during the summer and during year-end vacation and holiday periods.

We are subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

     There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to eLOT relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our internet lottery activities. Any existing or new legislation applicable to eLOT could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

     Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on our international operations. In addition, several telecommunications carriers, including America's Carriers' Telecommunications Association, are seeking to have telecommunications over the Web regulated by the FCC in the same manner as other telecommunications services. Many areas with high Web use have begun to experience interruptions in phone service, and local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs and to impose access fees. A number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services through the Internet. If any such proposals are adopted, they could impair the growth of the Internet and adversely affect our company.

To be successful in the continually evolving market for online services, we must continue to enhance our products and develop new ones.

     To remain competitive, we must continue to enhance and improve the functionality, features, and content of our eLotteryFreeWay.com site, as well as future online products. We may not be able to successfully maintain competitive user response times or implement new features and functions, which will involve the development of increasingly complex technologies. If we fail to effectively develop and introduce new products, or those products fail to achieve market acceptance, our business, results of operations, and financial condition could be adversely affected.

Our efforts to establish, maintain and strengthen our brands will require significant expenditures and may not be successful.

     If the marketplace does not associate the eLottery or eLotteryFreeWay.com brands with high quality Internet-based gaming entertainment, it may be more difficult for us to attract new customers or introduce future products and services. The market for our services is new. Therefore, our failure to establish brand recognition at this stage could harm our ability to compete in the future with other companies that successfully establish a brand name for their services. We must succeed in our marketing efforts, provide high quality services and increase our user base in order to build our brand awareness and differentiate our products from those of our competitors. These efforts have required significant expenditures to date. Moreover, we believe that these efforts will require substantial commitments of resources in the future as our brands become increasingly important to our overall strategy and as the market for our services grows.

We may encounter system failure.

     The ability of our customers to use our services depends on the efficient and uninterrupted operation of the computer and communications hardware and the software and Internet network systems that we maintain. Although our ability to manage the effects of system failures which occur in computer hardware, software and network systems is limited, the occurrences of these failures could harm our reputation, business and prospects. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and the Internet could face similar outages and delays in the future.

Our computer systems and operations may be vulnerable to security breaches.

     Our success depends on the confidence of customers in our ability to securely transmit confidential information over the Internet. Our business plan envisions substantial transfer of financial and personal confidential information. Any failure to provide secure online services could harm our business and reputation. Our products rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to achieve secure transmission of confidential information. Despite the focus on Internet security, we may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by customers or their end-users. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms used by our products to protect data contained in customer databases and the information being transferred.

     Although we generally limit warranties and liabilities relating to security in customer contracts, customers may seek to hold us liable for any losses suffered as a result of unauthorized access to communications. We may not have adequate insurance to cover these losses. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate the problems caused. Moreover, concerns over the security of transactions conducted on the Internet and commercial online services, which may be heightened by any well-publicized compromise of security, may also deter future customers from using our products. Our security measures may not be sufficient to prevent security breaches, and failure to prevent security breaches could harm our reputation, business and prospects.

Our computer systems and operations may be vulnerable to viruses and other disruptions.

     Despite the implementation of security measures by customers and other third parties, customers' servers or systems may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may not be able to prevent any or all of these disruptions, and failure to do so could limit use of our products, cause customers to incur substantial expenses, and otherwise harm our customers. Specifically, computer viruses, break-ins and other disruptions could lead to interruptions, delays, loss of data or the inability to accept and confirm the receipt of information. Anyone who is able to circumvent security measures could misappropriate confidential customer or proprietary company information or cause interruptions in the operations of the company and our eLotteryFreeWay.com website and harm our customers. This could occur through the introduction of known or undetected errors, or bugs, viruses or by other means. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation and a significant loss of revenue.

Because we utilize the Internet to deliver our products, if use of the Internet does not increase, the level of use of our products will suffer.

     If the Internet and other products and services necessary for the utilization of our technologies are not sufficiently developed, fewer customers will use our website and related technologies and our business will be harmed. In particular, the success of our products and services will depend on the development and maintenance of adequate Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and other features demanded by users. Moreover, our success will also depend on the timely development of complementary products or services such as high speed modems for providing reliable Internet access and services and this may not occur. Because the online exchange of information is new and evolving, the Internet may not prove to be a viable platform for secure online services in the long term. The Internet has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users and frequency of use, or if its users require increasingly more resources, the Internet infrastructure may not be able to support the demands placed on it. As a result, the performance or reliability of the Internet may be harmed. This in turn could decrease the level of Internet usage and also the level of utilization of our products and services.

We will continue to expand into international markets in which we have limited experience.

     A key part of our strategy is to develop our online lottery technologies in international markets. To date, we have only contracts to develop and operate, through joint ventures and related arrangements, lottery systems in the United Kingdom and Jamaica and no actual operating experience in any foreign markets. We or our partners may not be able to successfully market and operate our products and services in foreign markets.

     To date, eLOT has only limited or no experience in developing localized versions of its products and marketing and operating its products and services internationally. We rely on the efforts and abilities of our foreign business partners and marketing experts in such activities. We also believe that in light of substantial anticipated competition, we will need to move quickly into international markets in order to effectively obtain market share. For example, in a number of international markets, we face substantial competition from more traditional lottery providers such as GTECH Holdings, Inc., Scientific Games, Inc. and Creative Games International, which have a dominant market share in their territories and that offer or may offer their own new lottery products. We expect to continue to experience higher costs as a percentage of revenues in connection with international online ventures. International markets we have selected may not develop at a rate that supports our level of investment. In particular, international markets may be slower in adoption of the Internet as an advertising and commercial medium.

     In addition to uncertainty about our ability to continue to generate revenues from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, including:

     .  unexpected changes in regulatory requirements;

     .  trade barriers;

     . difficulties in staffing and managing foreign operations including, as a result of distance, language and cultural differences;

     .  longer payment cycles;

     .  currency exchange rate fluctuations;

     .  problems in collecting accounts receivable;

     .  political instability;

     .  export restrictions;

     .  seasonal reductions in business activity; and

     .  potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on the company's future international operations and, consequently, on our business, operating results, and financial condition.

Any claim of infringement by third parties could be costly to defend.

     Intellectual property claims can be time consuming to defend, result in costly litigation, divert management's attention and resources and cause delays in the provision of our services. These claims could require us to enter into royalty or license agreements. A successful claim of product infringement against the company could harm our business and prospects. Although we believe many of our products are proprietary, we could face a claim of infringement by third parties with respect to our current or future products or services. In addition, we may increasingly become subject to claims of intellectual property infringement by third parties as the number of competitors grows and the functionality of products and services increasingly overlap. Because we are in a new and evolving market, customers may demand features that could increase the likelihood of infringement claims.

We may be unable to recruit or retain qualified personnel, which could harm our business and product development.

     We are dependent upon the ability and experience of our executive officers and other employees. Although we currently have oral agreements as to the terms of employment with several of our executive officers, we do not yet have written contracts in place and do not maintain key man life insurance on the lives of such executive officers.

     We also must continue to identify, recruit, hire, train, retain and motivate highly skilled sales, technical, managerial, marketing and customer service personnel. Particularly in the Internet industry, competition for these personnel is intense, and we may be unable to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting a sufficient number of sales personnel and qualified software developers, and may not be able to retain these sales personnel and developers, which could harm relationships with our existing and future customers at a critical stage of development. The failure to recruit and retain necessary sales, technical, managerial, marketing and customer service personnel could harm our business and our ability to obtain new customers and develop new products.

There is no assurance that we will consummate the merger with Virtual Gaming Technologies, Inc.

     Although we have entered into a letter of intent with Virtual Gaming Technologies, Inc. with respect to a merger between the two companies, we have not completed due diligence or entered into a definitive agreement. In the event that we enter into a definitive merger agreement, the agreement will be subject to customary closing conditions and there is no assurance that the merger will be consummated.


                               INVESTMENT RISKS

Our stock price has historically been volatile, which may make it more difficult for you to resell shares when you want at prices you find attractive.

     The trading price of eLOT common stock has been and may continue to be subject to wide fluctuations. During 1999, the closing sale prices of our common stock on the Nasdaq Stock Market ranged from $1.60 to $10.38. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by eLOT or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

We do not anticipate paying any cash dividends in the foreseeable future.

     We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses and, therefore, we do not anticipate paying any cash dividends in the foreseeable future.

Certain provisions of Virginia law, our Articles of Incorporation and Bylaws make a takeover by a third party difficult.

     Certain provisions of Virginia law and our Articles of Incorporation and our Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, which could limit the price investors might be willing to pay in the future for our common stock. These provisions include:

     . a provision allowing us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of the common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock;

     . the Bylaws' requirement that shareholders provide advance notice when nominating our directors;

     . provisions of our Articles of Incorporation which eliminate or limit the liability of directors and officers in the performance of their duties; and

     . the application of Virginia law prohibiting us from entering into a business combination with the beneficial owner of 10% or more of our outstanding voting stock for a period of three years after the 10% or greater owner first reached that level of stock ownership, unless certain criteria are met.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders, but we have agreed to bear certain expenses of registration of the shares under federal and state securities laws.


                             SELLING SHAREHOLDERS

     The following table provides the names of and the number of shares of common stock beneficially owned by each selling shareholder, and the number of shares of common stock beneficially owned by each selling shareholder upon completion of the offering or offerings pursuant to this Prospectus, assuming each selling shareholder offers and sells all of its or his/her respective selling shareholder. Selling shareholders, however, may offer and sell all, some or none of their shares. The respective donees, pledgees and transferees or other successors in interest of the selling shareholders also may sell the shares listed below as being held by the selling shareholders. No selling shareholder will beneficially own one percent or greater of eLOT's outstanding common stock upon the sale of their shares offered hereby.

                                                                                                 Beneficial
                                  Beneficial           Percentage           Number               Ownership
                                  Ownership            Prior to the         of Shares            After the
                                  Prior to Offering    Offering (1)         Offered              Offering
Twelve Oaks  Liquidating Trust     254,686                  *               254,686              -0
(2)

VerticalForce.com, Inc.            166,668(3)               *               166,668               0

(1) Percentage of 63,946,867 shares of common stock, based on shares outstanding as of February 29, 2000.

(2) The 254,686 shares are held by Mr. Philip Gunn as trustee of Twelve Oaks Liquidating Trust. Mr. Gunn has served on the Board of Directors since May 1999 and has served as the Interim Chief Executive Officer of eLOT's subsidiary, eLottery, Inc., since January 11, 2000. Mr. Gunn beneficially owns 286,166 shares that may be acquired upon his exercise of options and warrants within the next sixty days.

(3) To be issued upon exercise of warrants to be granted to VerticalForce.com, Inc. upon the attainment of certain performance goals.

                             PLAN OF DISTRIBUTION

     This Prospectus relates to the offer and sale from time to time by the holders of up to 421,354 shares of our common stock. This Prospectus has been prepared in connection with registering the shares to allow for sales of shares by the applicable selling shareholders to the public, but registration of such shares does not necessarily mean that any of such shares will be offered and sold by the holders thereof.

     We will not receive any proceeds from the offering by the selling shareholders. The shares may be sold from time to time to purchasers directly by any of the selling shareholders, or donees, pledgees, transferees or other successors in interest thereof. Alternatively, the selling shareholders, or transferees thereof, may from time to time offer the shares through dealers or agents. These dealers or agents may receive compensation in the form of commissions from the selling shareholders, or transferees thereof, and/or the purchasers of shares for whom they may act as agent. The selling shareholders, or transferees thereof, and any dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933.

     At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling shareholders, or transferees thereof, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The shares may also be sold in one or more of the following transactions:

     . block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

     . purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement;

     . ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

     . sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

     . sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate.

                                    EXPERTS

     The financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this Prospectus in reliance upon the authority of that firm as experts in giving such reports.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by eLOT or the selling shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction and to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder, under any circumstances, shall create any implication that there has been no change in the affairs of eLOT since the date hereof, or that the information herein is correct as of any time subsequent to its date.


                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered pursuant to this Prospectus will be passed upon for eLOT by Barbara C. Anderson, General Counsel of eLOT. Ms. Anderson beneficially owns 314,264 shares of eLOT common stock.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by us under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated herein by reference:

  a. eLOT's Annual Report on Form 10-K for the year ended December 31, 1999; and
  b. The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 8, 1992.

     Each document filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Barbara C. Anderson, Esq., Senior Vice President, Law and Administration, and Secretary, eLOT, Inc., 301 Merritt 7, Norwalk, Connecticut 06851.

                      WHERE YOU MAY FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and accordingly we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including us, that file electronically with the Commission. In addition, our common stock is listed on the Nasdaq National Market and similar information concerning eLOT can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     We have filed with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) under the Securities Act of 1933 with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the shares offered by this Prospectus, reference is hereby made to the registration statement and such exhibits and schedules that may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

     No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by us or the selling stockholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in our affairs since the date of this Prospectus or since the date of any documents incorporated into this Prospectus by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution

     The following table sets forth the estimated fees and expenses payable by eLOT in connection with the issuance and distribution of the common stock registered hereby. All of such fees and expenses are estimates, except the Securities Act registration fee.


  Securities Act Registration Fee                                                 $   505
  Printing and duplicating fees                                                   $ 2,000
  Legal fees and expenses                                                         $ 9,000
  Accounting fees and other advisory services                                     $ 1,000
  Miscellaneous expenses                                                          $   495
                                                                               ----------
  *Total                                                                          $13,000
                                                                               ----------

*None of the expenses listed above will be borne by the selling shareholders.

Item 15. Indemnification Of Directors And Officers

     Article 10 of the Virginia Stock Corporation Act and eLOT's Articles of Incorporation provide for indemnification of officers and directors of eLOT under certain circumstances. No director or officer of eLOT shall be liable to eLOT or its shareholders for monetary damages in respect of proceedings brought by or on behalf of eLOT or its shareholders, unless such person engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. eLOT shall indemnify any person who is or was a party to a proceeding unless the person engaged in willful misconduct or a knowing violation of criminal law.

     Insurance carried by eLOT provides (within limits and subject to certain exclusions) for reimbursement of amounts that (a) eLOT may be required or permitted to pay as indemnities to eLOT's directors or officers for claims made against them, and (b) individual directors, officers and certain employees of eLOT may become legally obligated to pay as the result of acts committed by them while acting in their corporate or fiduciary capacities.

Item 16. Exhibits

     5.1 - Opinion of Barbara C. Anderson, General Counsel

     23.1 - Consent of Arthur Andersen LLP

     23.2 - Consent of Barbara C. Anderson, General Counsel
            (included in Exhibit 5.1)

     24.1 - Power of Attorney (included on signature page hereto)

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs
                   (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of these securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, eLOT certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on April 5, 2000.

                                       eLOT, Inc.

                                       By:  /s/ Stanley J. Kabala
                                          ___________________________
                                           Stanley J. Kabala
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     The undersigned hereby constitutes and appoints Stanley J, Kabala, Barbara
C. Anderson and Robert C. Daum as his/her true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf the Registration Statement on Form S-3 in connection with the sale by the selling shareholders included in the Prospectus of shares of common stock of eLOT, Inc., and to execute any amendments thereto (including all post-effective amendments thereto) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, jointly and severally, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

               Signature                                    Title                                  Date
               ---------                                    -----                                  ----
  /s/ Stanley J. Kabala
____________________________________     Chairman, President and Chief Executive              April 5, 2000
Stanley J. Kabala                        Officer (Principal Executive Officer)

  /s/ Edward W. Stone, Jr.
____________________________________     Senior Vice President and Chief Financial            April 5, 2000
Edward W. Stone, Jr.                     Officer (Principal Financial and Accounting
                                         Officer)
  /s/ Richard J. Fernandes
____________________________________     Director                                             April 5, 2000
Richard J. Fernandes

  /s/ Philip Gunn
____________________________________     Director                                             April 5, 2000
Philip Gunn

____________________________________     Director                                             April 5, 2000
John P. Hectus

  /s/ Jerry M. Seslowe
____________________________________     Director                                             April 5, 2000
Jerry M. Seslowe

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